Exhibit 99.1

Inventure Foods Reports First Quarter 2014 Financial Results

First Quarter Revenues Increased 39.1% to $67.5 Million

First Quarter EBITDA Increased 64.8% to $5.1 Million

PHOENIX, May 1, 2014 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods”), a leading specialty food marketer and manufacturer, today reported financial results for the first quarter ended March 29, 2014.

First Quarter 2014 Highlights

•                  Net revenues increased 39.1% to $67.5 million.

•                  EBITDA* increased 64.8% to $5.1 million.

•                  Diluted earnings per share were $0.08.

“We are pleased to report a solid start to fiscal year 2014 with robust net revenues and EBITDA growth,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “We believe that the progress we have made in product innovation when combined with our strategic acquisitions better position us to capitalize on our growth opportunities across various categories. Looking ahead our team remains committed to delivering improved financial results and we expect that fiscal 2014 will be another strong year for Inventure Foods.”

(All comparisons above are to the first quarter 2013)

*Please see the tabular reconciliation of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures included at the end of this press release for the definition and information concerning certain items affecting comparability and reconciliations of the non-GAAP term EBITDA to the most comparable GAAP financial measures.

First Quarter Fiscal 2014

Net revenues increased 39.1% to $67.5 million, compared to $48.5 million in the prior year period. The increase in net revenues was due to a 55.1% increase in the healthy/natural product portfolio. Gross profit as a percent of net revenues decreased 110 basis points to 17.1% compared to 18.2% in the prior year. This decline is due to a decrease in gross margin in the snack segment related to weaker product sales mix, including a reduction in sales of certain more profitable licensed products and increased manufacturing of co-packed products.

Selling, general and administrative expenses increased $1.4 million or 20.7% to $8.4 million, compared to $7.0 million in the prior year period. As a percentage of net revenues, selling, general and administration expenses decreased 190 basis points to 12.4%, compared to 14.3% in the prior year period. The company continues to leverage the fixed cost portion of SG&A expenses as revenues expand.

Net income was $1.6 million, or $0.08 diluted earnings per share for the first quarter of 2014 compared to $1.1 million, or $0.05 diluted earnings per share for the first quarter of 2013.

Segment Review

The Company has two reportable segments: frozen and snack. The frozen product segment includes frozen fruits, vegetables and beverages, for sale primarily to groceries, club stores and mass merchandisers. The snack segment includes manufactured potato chips, kettle chips, potato crisps, potato skins, pellet snacks, sheeted dough products, cereal and extruded product for sale primarily to snack food distributors and retailers.

Frozen Segment: Net revenues during the first quarter increased 63.9% to $43.7 million, compared to $26.6 million in the prior year period. Gross profit increased $2.9 million, or 58.5% to $7.8 million, compared to $4.9 million in the prior year period.

Snack Segment: Net revenues during the first quarter increased 8.9% to $23.9 million, compared to $21.9 million in the prior year period.  Gross profit decreased $0.2 million, or 4.1% to $3.7 million, compared to $3.9 million in the prior year period.

Mr. McDaniel concluded, “Our frozen and snack segments continue to experience an increase in revenues fueled by positive consumer response to our expanded healthy/natural and indulgent product offerings.  We expect these product line expansions to help further improve our operating margin as we realize additional accretion from the Fresh Frozen Foods acquisition over the course of fiscal 2014.”

Conference Call

The Company will hold an investor conference call today, Thursday, May 1, 2014, at 4:30 p.m. Eastern time. To participate on the live call listeners in North America may dial (877) 853-7702 and international listeners may dial (408) 940-3848. In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at www.inventurefoods.com and will be archived online for one year.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington, Oregon and Georgia, Inventure Foods, Inc. (SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods®, Jamba®, Seattle’s Best Coffee®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit CompanyTM, Fresh FrozenTM and Bob’s Texas Style®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Contact

John Mills/Katie Turner, ICR (646) 277-1200

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, our expectations regarding delivering improved financial results and operating margin in fiscal 2014, the ability to strengthen our core brand portfolios and expand our health/natural product portfolios, the ability to capitalize on our growth opportunities in the better-for-you and snack food categories and to generate long-term sustainable growth for stockholders, and the ability to achieve a record performance in 2014 and capitalize on our growth opportunities. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Quarter Ended
	March 29, 2014	March 30, 2013
Net revenues	$67,509	$48,537
Cost of revenues	55,946	39,712
Gross profit	11,563	8,825
Operating expenses:
Selling, general & administrative expenses	8,398	6,957
Operating income	3,165	1,868
Non-operating expense:
Interest expense, net	670	220
Income before income taxes	2,495	1,648
Income tax provision	898	592
Net income	$1,597	$1,056

Earnings per common share:
Basic	$0.08	$0.05
Diluted	$0.08	$0.05
Weighted average number of common shares:
Basic	19,437	19,206
Diluted	19,924	19,694

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 29, 2014	December 28, 2013
Assets
Current assets:
Cash and cash equivalents	$677	$910
Accounts receivable, net	22,528	23,618
Inventories	41,877	43,086
Deferred income tax asset	746	755
Other current assets	1,652	1,223
Total current assets	67,480	69,592

Property and equipment, net	53,933	50,140
Goodwill	23,064	23,064
Trademarks and other intangibles, net	25,323	25,624
Other assets	1,556	1,671
Total assets	$171,356	$170,091

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$21,790	$19,380
Accrued liabilities	11,513	10,121
Current portion of long-term debt	6,112	6,110
Total current liabilities	39,415	35,611

Long-term debt, less current portion	60,332	61,865
Line of credit	3,621	3,223
Deferred income tax liability	4,197	4,188
Interest rate swaps	479	526
Other liabilities	2,274	5,525
Total liabilities	110,318	110,938

Stockholders’ equity:
Common stock	198	198
Additional paid-in capital	31,220	30,960
Accumulated other comprehensive loss	(216)	(244)
Retained earnings	30,307	28,710
	61,509	59,624

Less: treasury stock	(471)	(471)
Total stockholders’ equity	61,038	59,153
Total liabilities and stockholders’ equity	$171,356	$170,091

INVENTURE FOODS, INC. AND SUBSIDIARIES

RECONCILIATION OF EBITDA

(in thousands)

(unaudited)

	Quarter Ended
	March 29, 2014	March 30, 2013
Reconciliation – EBITDA (1):
Reported net income	$1,597	$1,056
Add back: Interest, net	670	220
Add back: Income tax provision	898	592
Add back: Depreciation	1,616	1,213
Add back: Amortization of intangible assets	301	2
EBITDA(1)	$5,082	$3,083

(1)              This press release includes the financial measure “EBITDA”.  This measurement is deemed a “non-GAAP financial measure” under the rules of the SEC, including Regulation G.  This non-GAAP financial measure may be determined or calculated differently by other companies.  EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles.